SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Under Section 240.14a-12

CRITICAL PATH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

November 16, 2006

To the Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders of Critical Path, Inc. to be held on December 13, 2006 at 10:00 a.m. local time at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California.

The agenda for this year’s meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

A copy of the Company’s Annual Report has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Mark J. Ferrer

Mark J. Ferrer

Chief Executive Officer and Chairman of the Board

CRITICAL PATH, INC.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

(415) 541-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — December 13, 2006

To the Shareholders:

The Annual Meeting of Shareholders of Critical Path, Inc., a California corporation (the “Company”), will be held on December 13, 2006 at 10:00 a.m. local time at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California. At this meeting you will be asked to consider and vote upon proposals to:

(1)    elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

(2)    ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s independent accountants for the 2006 fiscal year; and

(3)    transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

Only shareholders of record at the close of business on November 9, 2006 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is, in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

San Francisco, California

November 16, 2006

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at the 2006 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on December 13, 2006 at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California.

The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about November 16, 2006.

Voting

Only shareholders of record of the Common Stock of the Company (“Common Stock”), including the holders of securities that are convertible into Common Stock at the close of business on November 9, 2006 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Each share of Series D Preferred Stock is entitled to the number of votes equal to its accreted value as of the Record Date divided by 4.20. Each share of Series E Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series E Preferred Stock may be converted as of the Record Date. Cumulative voting is not permitted. On November 9, 2006, there were an aggregate of 108,835,800 votes entitled to be cast by the holders of Common Stock, Series D Preferred Stock and Series E Preferred Stock. Therefore, the presence at the Annual Meeting, either in person or by proxy, of shareholders representing a majority, or 54,417,901 of the votes entitled to be cast, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled “Special Note About Outstanding Shares” for further information on the Common Stock issuable upon the conversion of certain securities.

Directors are elected by a plurality vote. This means the six nominees for director who receive the most votes cast in favor will be elected. For Proposal One, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that withholding the authority to vote for an individual results in another individual receiving a larger number of votes. Approval of Proposal Two requires that the affirmative votes cast by the holders of Common Stock, Series D Preferred Stock and Series E Preferred Stock present in person or represented by proxy and entitled to vote exceed the number of votes cast against the proposal. Accordingly, for Proposal Two, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will serve as inspector of elections for the Common Stock and will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy card is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting by the proxyholders in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each of the six nominees to the Board listed in the proxy card, unless the authority to vote for the election of any such nominee is withheld. If no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters, including, but not limited to, adjourning the meeting to a later time and place for the purpose of soliciting additional votes.

Holders of the outstanding shares of the Series D Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”) and the Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. A proxy also may be revoked by attending the meeting and electing to vote in person.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $10,000 to $15,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation.

Special Note About Outstanding Shares

Unless otherwise indicated, references to votes entitled to be cast at the Annual Meeting includes 15,909,416 votes entitled to be cast by the holders of 3,520,537 shares of Series D Preferred Stock and 55,351,136 votes entitled to be cast by the holders of the 48,811,945 shares of Series E Preferred Stock outstanding as of the Record Date. The holders of Series D Preferred Stock are entitled to the number of votes equal to the accreted value of their shares of Series D Preferred Stock divided by 4.20. The holders of Series E Preferred Stock are entitled to one vote for each share of Common Stock into which their preferred stock may be converted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the election as directors of Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan, unless authority to vote for any such nominee is withheld. The six nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, which we do not anticipate, the Board of Directors by resolution may reduce the number of directors or choose a substitute.

Under the terms of the Amended and Restated Stockholders Agreement dated November 23, 2003 between the Company and the holders of Series D Preferred Stock and certain holders of Series E Preferred Stock (the “Stockholders Agreement”), certain holders of Series D Preferred Stock and Series E Preferred Stock (not affiliated with the investors referenced below) are entitled to nominate one director to the Company’s Board of Directors. In accordance with the terms of the Stockholders Agreement, the Company agreed to cause the nomination of Edmond Ip Tak Chuen, as the nominee of this group of holders of Series D Preferred Stock and Series E Preferred Stock.

In addition, under the terms of the Company’s Stockholders Agreement, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain affiliated investors hold at least a majority of the outstanding Series D Preferred Stock, these investors are entitled to elect one director to the Company’s Board of Directors. The director representing these holders of Series D Preferred Stock is Tom Tinsley.

Set forth below are the titles, biographical summaries and ages of (i) individuals (all of whom are current directors of the Company) who have been nominated by the Board for election as directors; and (ii) Tom Tinsley, the director elected by the holders of Series D Preferred Stock in May 2004, who is not up for re-election at this time.

Directors

The current directors, including the six nominees for election as director, of Critical Path and their ages as of November 16, 2006 are as follows:

Name	Age	Position
Mark J. Ferrer*	46	Chief Executive Officer and Chairman of the Board
Mario Bobba*	58	Director
Edmond Ip Tak Chuen*	54	Director
Ross M. Dove (1)(2)(3)*	54	Director
Frost R.R. Prioleau (1)(2)(3)*	45	Director
Michael J. Shannahan (1)*	58	Director
Tom Tinsley(2)(4)	53	Director

*	Nominee for Director.
(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Lead Director.

Mark J. Ferrer has served as Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman since February 2005. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and of Teach for America, DC, a not-for-profit corporation. Mr. Ferrer’s term expires in 2006.

Mario Bobba has served as a director since July 2005. From February 2005 to June 2005, Mr. Bobba served as General Manager, Worldwide Sales of Critical Path. From January 2003 to February 2005, Mr. Bobba served in various sales management positions for Critical Path, covering the European, Middle Eastern, African and Latin American regions. Mr. Bobba’s term expires in 2006.

Edmond Ip Tak Chuen has served as a director since January 2005. Mr. Ip is currently the Deputy Managing Director of Cheung Kong (Holdings) Limited (“Cheung Kong”) and, since 1993, has been an Executive Director of Cheung Kong. He has been an Executive Director of Cheung Kong Infrastructure Holdings Limited since its incorporation in May 1996 and a Deputy Chairman since February 2003. Mr. Ip has been the Senior Vice President and Chief Investment Officer of CK Life Sciences Int’l., (Holdings) Inc. since June 2002 and a Director since August 2001. He is also a Non-executive Director of TOM Group Limited, CATIC International Holdings Limited, Excel Technology International Holdings Limited and Shougang Concord International Enterprises Company Limited. He holds a Bachelor of Arts degree in Economics and a Master of Science degree in Business Administration. Pursuant to the terms of the Stockholders Agreement, certain holders of Critical Path Series D Preferred Stock and Series E Preferred Stock hold a right to cause the nomination of one director to the Board. Critical Path agreed to cause the nomination of Mr. Ip as the nominee of these holders to the Board pursuant to the obligations set forth in the Stockholders Agreement. Mr. Ip’s term expires in 2006.

Ross M. Dove has served as a director since April 2003. Mr. Dove is the Executive Chairman of DoveBid, Inc. From 1980 to August 2005, Mr. Dove served as chairman and chief executive officer of DoveBid. Mr. Dove’s term expires in 2006.

Frost R. R. Prioleau has served as director since February 2004. From September 2003 to the present, he has served as the managing partner of Blue Bridge Capital. Since January 2004, Mr. Prioleau has served as the Chief Executive Officer of Nova Media GP, LLC. Mr. Prioleau also serves as the Chief Executive Officer of Personifi GP, LLC. From December 2000 to August 2002, Mr. Prioleau served as the President of Intraware, Inc., an internet software/services company. From May 2000 to December 2000, Mr. Prioleau served as the Executive Vice President of eServices of Intraware, Inc. From 1989 to 1998, Mr. Prioleau served as the President and Chief Executive Officer of Plynetics Express Corporation, a company that provides rapid-response prototyping and manufacturing services. Mr. Prioleau’s term expires in 2006.

Michael J. Shannahan has served as a director since May 2004. Since February 2005, Mr. Shannahan has served as Chief Financial Officer of Medsphere Systems Corporation. Prior to joining Medsphere Systems, Mr. Shannahan held the position of chief financial officer at a variety of companies, including Chordiant Software, MySimon, Inc., Tri Strata, Inc., Net Objects, Inc. and Broderbund Software, Inc. From February 2001 until August 2001, Mr. Shannahan served as Chief Financial Officer of Broadband Office, which filed for bankruptcy in May 2001. Before that, he was a partner at KPMG Peat Marwick. He serves on the board of directors and audit committee of Kana Software, Inc. Mr. Shannahan’s term expires in 2006.

Tom Tinsley has served as a director since May 2004 and as a Lead Director of the Board of Directors since January 2005. Mr. Tinsley is a Managing Director of General Atlantic LLC, a global private equity firm that invests in companies where information technology or intellectual property is a key driver of growth. Prior to joining General Atlantic, Mr. Tinsley served in a variety of executive positions with Baan Company, NV, including chairman and chief executive officer of Baan Company’s management board. Before that, he was a director at McKinsey & Company. In addition, Mr. Tinsley is a director at Xchanging and BMC Software.

Mr. Tinsley, who was appointed to the Board of Directors in May 2004 by the holders of a majority of the outstanding shares of Series D Preferred Stock, will serve until the earlier of his resignation, his removal by holders of a majority of the outstanding shares of Series D Preferred Stock or such time as there are fewer than 500,000 shares of Series D Preferred Stock outstanding.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Vote Required

The Board of Directors has nominated Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan for election as directors. The six nominees receiving the highest number of votes will be elected. Tom Tinsley is elected by vote of certain holders of the Series D Preferred Stock.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the election of the six nominees as Directors of the Company.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the six nominees as Directors of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Compensation

Our non-employee directors currently receive an annual retainer of $5,000 for serving as a director, paid incrementally on a quarterly basis. In addition, the following annual cash retainers are paid for services on board committees:

Non-chair Member of Compensation Committee	$2,500
Non-chair Member of Nominating & Corporate Governance Committee	$2,500
Non-chair Member of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating & Corporate Governance Committee	$5,000
Chair of Audit Committee	$10,000

All of these cash payments are paid incrementally on a quarterly basis. Each non-employee director also is paid $2,000 for each full board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each meeting attended by telephone.

Upon appointment to the Board of Directors, non-employee directors receive an initial grant of an option to purchase 75,000 shares of our common stock under the terms of our Amended and Restated 1998 Stock Incentive Plan (our 1998 Plan). These options become exercisable over a four-year period, at a rate of 1/48th per month. Thereafter, following the conclusion of each regular annual meeting of shareholders, each non-employee director receives a grant of an option to purchase 15,000 shares of our common stock under the terms of our 1998 Plan, if, on such date, he or she will continue to serve on our Board of Directors. These annual option grants become exercisable over a three-year period, at a rate of 1/36th per month.

We do not pay additional compensation to any employee-director for their services on the Board.

Director Independence. The Board of Directors has determined that Messrs. Chuen, Dove, Prioleau, Shannahan and Tinsley are “independent” for the purpose of serving on the Board of Directors as defined by the listing standards of the Securities and Exchange Commission (SEC) rules.

Meetings of the Board of Directors. During fiscal 2005, there were ten meetings of the Board of Directors. During that period or such shorter period as a director served, except for Tom Tinsley who attended seven meetings of the Board of Directors and five out of seven meetings of the Compensation Committee, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served. The Company does not have a formal policy regarding director attendance at the Annual Meeting.

Compensation Committee. Critical Path’s Compensation Committee currently consists of three non-employee directors, Ross M. Dove, Frost R.R. Prioleau and Tom Tinsley. Messrs. Dove and Prioleau have served on the Compensation Committee since April 23, 2004, and Mr. Tinsley joined the Compensation Committee in January 2005. The Compensation Committee met seven times during fiscal 2005. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path’s directors and officers and administering the Company’s various stock and incentive compensation and benefit plans.

Audit Committee. Critical Path’s Audit Committee in 2005 initially consisted of Peter Currie, Ross Dove and Michael Shannahan. Effective as of September 8, 2005, Mr. Currie resigned from the Audit Committee and Mr. Prioleau was appointed to fill the vacancy as of October 27, 2005. The Audit Committee met nine times during fiscal 2005. Although our stock is not currently listed on The Nasdaq Stock Market, all members of the

Audit Committee are “independent” for purposes of service on the Audit Committee as defined by the listing standards of The Nasdaq Stock Market. The Audit Committee meets independently with representatives of the Company’s independent accountants and with representatives of senior management. The committee reviews the general scope of the Company’s accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company’s independent accountants and for the engagement or discharge of the Company’s independent accountants. The charter for the Audit Committee is available on the Company’s website at www.criticalpath.net. All of the members of the Company’s Audit Committee are financially literate. Our board of directors has determined that Michael J. Shannahan is the “audit committee financial expert” within the applicable definition of the SEC.

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Ross Dove and Frost R.R. Prioleau. Peter L.S. Currie, a former director, served on the Nominating and Governance Committee until his resignation from the Board of Directors in September 2005. There were no formal meetings of the Nominating and Governance Committee in 2005. All members of the Nominating and Governance Committee are “independent” as defined by the listing standards of The Nasdaq Stock Market even though our Common Stock is no longer listed on such exchange. The Nominating and Governance Committee is responsible for seeking and recommending to the Board of Directors qualified candidates for the election or appointment to the Board of Directors and for overseeing matters of corporate governance, including the evaluation of the Board of Director’s performance and processes, and assignment and rotation of members of the committees established by the Board of Directors. The duties and responsibilities of the Nominating and Governance Committee are set forth in detail in the Nominating and Governance Committee Charter, available on the Company’s website at www.criticalpath.net. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the Nominating and Governance Committee and the Board of Directors as a whole consider relevant industry experience, general business experience, relevant financial experience, diverse perspective, skills most appropriate for Critical Path, compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and applicable corporate governance requirements. Specific consideration is also given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, management, technology, finance and accounting, marketing, international business, government, industry knowledge, customer-base experience or perspective, crisis response, or leadership or strategic planning and the like, or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

Shareholder Nominations of Directors

At this time, the Company does not have a formal policy with regard to the consideration of any director nominees recommended by shareholders because historically it has not received recommendations from its shareholders. Specifically, the Company did not receive any nominations for directors from shareholders for consideration at the 2006 Annual Meeting. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, the Nominating and Governance Committee, management or other parties are evaluated. Any shareholder nominations must be made in accordance with the Company Bylaws, which currently require written notice to the Secretary of Critical Path mailed or delivered to 2 Harrison Street, 2nd Floor, San Francisco, California 94105 no less than 120 calendar days before the one-year anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Nominations for election to the Board of Directors at the 2007 Annual Meeting of Shareholders must be received no later than July 16, 2007. The notice must set forth:

•	the name of each person the shareholder proposes to nominate for election or re-election;

•	the name, age, and address of the nominee;

•	a brief description of the qualifications of the nominee to serve as a member of the Board of Directors;

•	the consent of the nominee to serve as a director if elected;

•	the name and record address of the shareholder submitting the proposal;

•	the class and number of shares of Critical Path beneficially owned by the nominee and the shareholder submitting the nomination; and

•	any additional information that the Nominating and Governance Committee or the Board of Directors may request in connection with the nomination.

Shareholder Communications with the Board of Directors

The Board of Directors believes it is in the best interest of the Company and its shareholders to maintain a policy of open communication between shareholders and the Board. Accordingly, the Board of Directors has adopted the following procedures for shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board of Directors or with specified directors should do so by sending any communication to the Board of Directors, c/o Investor Relations, Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, or by sending an email to ir@criticalpath.net.

Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed. However, if the communication is unduly hostile, threatening, illegal or similarly inappropriate, the Investor Relations department (after consultation with the Company’s legal department, if appropriate) may discard the communication or take appropriate legal action regarding the communication.

Compensation Committee Interlocks and Inside Participation

The Compensation Committee currently consists of Ross Dove, Frost Prioleau and Tom Tinsley. None of the members of the Compensation Committee were officers or employees of Critical Path at anytime during 2005 or at any other time. During 2005, no current executive officer of Critical Path served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on Critical Path’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of such reports, the Company believes that during the fiscal year ended December 31, 2005, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon the written representations of its directors and officers.

Executive Officers and Other Key Employees

The executive officers and other key employees of Critical Path and their ages as of November 16, 2006 are as follows:

Name	Age	Position
Mark J. Ferrer	46	Chief Executive Officer and Chairman of the Board
James A. Clark	50	Executive Vice President and Chief Financial Officer
Donald Dew	33	Chief Technology Officer and Executive Vice President, Product Management
Mark E. Palomba	47	Executive Vice President, Worldwide Sales and Field Operations
Barry Twohig	38	Executive Vice President, Engineering

Mark J. Ferrer has served as Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman of the Board since February 2005. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and of Teach for America, DC, a not-for-profit corporation.

James A. Clark has served as Executive Vice President and Chief Financial Officer since February 2004. Prior to joining Critical Path, from January 2002 to October 2003, he was the chief financial officer at Diversified Healthcare Services, Inc., which was acquired by Fair Isaac Corporation. Before that, he was the chief financial officer at several software and services businesses, including StellarNet, Inc. from February 2001 to January 2002, Netopia, Inc. from November 1994 to February 2001 and Integral Systems, Inc. from November 1985 to November 1994. He is a certified public accountant.

Donald Dew has served as Chief Technology Officer since January 2006. From March 2000 to January 2006, Mr. Dew served Critical Path in various capacities in the engineering department and in the office of the Chief Technology Officer and, most recently, as Vice President, Product Management.

Mark E. Palomba has served as Executive Vice President, Worldwide Sales and Field Operations since January 2006. From May 2004 to January 2006, Mr. Palomba served as our Executive Vice President, Worldwide Services, Support and Asia Pacific. Prior to joining Critical Path, Mr. Palomba served as Senior Vice President, Global Operations at Vastera, Inc. from February 2000 to December 2003. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas, a software company from January 1999 to February 2000 and as Vice President of Consulting, Client Services for Aurum Software from July 1998 to January 1999. From 1982 to July 1998, Mr. Palomba held numerous positions with the IBM Corporation.

Barry Twohig has served as Executive Vice President, Engineering since October 2002 and as Vice President, Messaging since November 2000, after joining the Company as a result of the acquisition of ISOCOR Corporation, where he held Director of Engineering and other engineering management positions, since February 1995. From August 1988 to January 1995, Mr. Twohig served in various roles at Retix Corporation.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of common stock as of October 31, 2006 by:

•	each person or entity known to Critical Path to own beneficially more than 5% of Critical Path’s Common Stock;

•	each of Critical Path’s directors;

•	each Chief Executive Officer of the Company that served as such during 2005 and each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2005 (collectively, the “Named Executive Officers”); and

•	all executive officers and directors as a group.

	Amount and Nature of Beneficial Owner
Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Shares of Series D Preferred Stock Beneficially Owned	Shares of Series E Preferred Stock Beneficially Owned		Right to Acquire Ownership of Common Stock Within 60 Days of October 31, 2006		Total of Common Stock(2)	Percent of Common Stock(2)	Percent of Series D Preferred Stock(2)	Percent of Series E Preferred Stock(2)	Percent of Common Stock, Series D Preferred Stock and Series E Preferred Stock (As Converted)(2)
5% SHAREHOLDERS

Investment entities affiliated with General Atlantic LLC(3)	—		2,545,455	7,333,332		43,342,701		43,342,701	—	72.3	15.0	53.6
3 Pickwick Plaza
Greenwich, CT

Cheung Kong (Holdings) Limited and affiliates(4)	—		872,727	15,363,334		30,485,416		30,485,416	—	24.8	31.5	44.8
8th Floor, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Zaxis Equity Neutral and affiliates(5)	—		—	5,673,325		6,480,710		6,480,710	—	—	11.6	14.7
25 Orinda Way, Suite 300
Orinda, CA 94563

Ace Paragon Holdings Limited and affiliates(6)	—		—	6,500,000		7,425,031		7,425,031	—	—	13.3	16.5
80 Robinson Road, 27th Floor
Singapore 068898

Permal U.S. Opportunities Limited(7)	—		—	3,334,673		3,809,239		3,809,239	—	—	6.8	9.2
25 Orinda Way, Suite 300
Orinda, CA 94563

Crosslink Crossover Fund IV, L.P.	—		—	3,445,370		3,935,689		3,935,689	—	—	7.1	9.5
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111

Passport Master Fund, L.P.(8)	—		—	2,620,833		2,993,810		2,993,810	—	—	5.4	7.4
One Sansome Street 39th Floor
San Francisco, CA 94104

Vectis-CP Holdings, LLC	5,672,378		—	—		—		5,672,378	15.1	—	—	15.1
345 California Street, Suite 2600
San Francisco, CA 94104

Peter Kellner and affiliated entities(9)	1,772,259		—	—		321,420	(10)	2,093,679	4.7	—	—	5.5
c/o The Office of Peter Kellner
10563 Brunswick Road, Suite 7
Grass Valley, CA 95945

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Mark J. Ferrer	1,192,324	(11)	—	—		1,301,428	(12)	2,493,752	3.2	—	—	6.4

James A. Clark	45,410	(13)	—	—		231,250	(14)	276,660	*	—	—	*

Mark E. Palomba	48,290	(15)	—	—		231,250	(16)	279,540	*	—	—	*

Michael J. Zukerman	25,000	(17)	—	—		116,404	(18)	141,404	*	—	—	*

Menelaos (Michael) Serbinis	30,200	(19)	—	—		—		30,200	*	—	—	*

Mario Bobba	—		—	—		126,506	(20)	126,506	—	—	—	*

Ross Dove	—		—	—		81,666	(21)	81,666	—	—	—	*

Tom Tinsley (22)	—		2,545,455	7,333,332		43,436,034	(23)	43,436,034	—	72.3	15.0	53.6

Michael J. Shannahan	—		—	—		61,353	(24)	61,353	—	—	—	*

Frost R.R. Prioleau	—		—	—		71,458	(25)	71,458	—	—	—	*

Edmond Ip Tak Chuen	—		—	6,416,667	(26)	7,369,109	(27)	7,369,109	—	—	13.1	16.4

All Named Executive Officers and current directors, and executive officers as a group (13 persons)(28)	1,425,509		2,545,455	13,749,999		53,193,454		54,618,963	4.4	72.3	28.2	61.0

*	Amount represents less than 1% of the indicated class or classes of stock.

(1)	Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105.

(2)	Applicable percentage ownership of Common Stock is based on 37,575,248 shares of Common Stock issued and outstanding as of October 31, 2006. Applicable percentage ownership of Series D preferred stock is based on 3,520,537 shares of Series D preferred stock issued and outstanding on October 31, 2006. Applicable percentage ownership of Series E preferred stock is based on 48,811,945 shares of Series E preferred stock issued and outstanding on October 31, 2006. In calculating the percentage ownership of the Common Stock, as a separate class of stock, we have excluded any shares of preferred stock and any shares of common stock that person has a right to acquire within 60 days of October 31, 2006 held by such person that is convertible into shares of common stock. Beneficial ownership, as noted in the far right column above, is determined in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or preferred stock convertible into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of October 31, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)	Based on our records, General Atlantic Partners 74, L.P. (“GAP 74”), GapStar, LLC (“GapStar”), GAP Coinvestment Partners II, L.P. (“GAPCO II”) and GAPCO GmbH & Co. KG (“KG”), in the aggregate, beneficially own 2,545,455 shares of Series D preferred stock which are convertible into 32,572,905 shares of Common Stock, 7,333,332 shares of Series E preferred stock which are convertible into 8,376,957 shares of Common Stock, warrants to purchase 624,999 shares of Common Stock that are exercisable within 60 days of October 31, 2006 and Series F warrants to purchase 176,784 shares of Series F preferred stock convertible into 1,767,840 shares of Common Stock. General Atlantic LLC (“GA LLC”) is the general partner of GAP 74 and the sole member of GapStar. The general partners of GAPCO II are also Managing Directors of GA LLC. The general partner of KG is GAPCO Management GmbH (“Management GmbH”). The Managing Directors of GA LLC have investment and voting power over KG and Management GmbH. GAP 74, GA LLC, GapStar, GAPCO II, KG and Management GmbH (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Because the GA Group beneficially owns, in the aggregate, in excess of the 10% of the outstanding shares of Common Stock of the Company, the GA Group is an affiliate of the Company. The address of the GA Group (other than KG and Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of KG and Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany.

(4)	Based on our records, Cheung Kong (Holdings) Limited (Cheung Kong) and its affiliates, beneficially owns 872,727 shares of Series D preferred stock which are convertible into 11,167,848 shares of Common Stock, 15,363,334 shares of Series E preferred stock which are convertible into 17,549,728 shares of Common Stock and Series F warrants to purchase 176,784 shares of Series F preferred stock convertible into 1,767,840 shares of Common Stock.

(5)	Based on our records, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Institutional Offshore, and Zaxis Partners, L.P. (collectively, “Zaxis”) hold 201,869, 904,923, 3,019,726, 399,972 and 1,146,835 shares of Series E preferred stock, respectively, collectively convertible into an aggregate of 6,480,710 shares of Common Stock. According to a Schedule 13G/A filed on February 13, 2006, Apex Capital, LLC and Sanford J. Colen (Colen) (collectively, “Apex”) report shared voting and dispositive power over the portion of the securities beneficially owned by Zaxis and Permal U.S. Opportunities Limited equal to 9.9% of the then outstanding shares of the Company’s Common Stock.

(6)	According to a Schedule 13D, dated as of February 16, 2005, filed by Ace Paragon Holdings Limited (Ace), Strategic Global Asset Management PCC Limited (PCC), The March Charitable Trust (March Trust), and SG Hambros Trust Company (Guernsey) Limited (SG Trust), report beneficial ownership of 6,500,000 shares of Series E preferred stock, which are convertible into 6,677,531 shares of Common Stock. PCC as the sole shareholder of Ace, the March Trust as the sole shareholder of the management shares of PCC and SG Trust as the trustee of the March Trust and as investment advisor to PCC report shared voting and dispositive power with respect to 6,500,000 shares of Series E preferred stock, which are convertible into 6,677,531 shares of Common Stock. As of the date of the Schedule 13D, Societe Generales, S.A. (SG) is the ultimate parent company of the Reporting Persons and SG, its executive officers and directors, and its direct and indirect subsidiaries (other than Reporting Persons), may be deemed to beneficially own the shares held by the Reporting Persons. The number of shares of Common Stock into which the Series E preferred stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D. The number of shares of Common Stock as reflected in the table includes the accretion of dividends.

(7)	According to a Schedule 13G/A filed on February 13, 2006, Apex reports shared voting and dispositive power over the portion of the securities beneficially owned by Permal U.S. Opportunities Limited and Zaxis equal to 9.9% of the then outstanding shares of the Company’s Common Stock.

(8)	Based on our records, Passport Master Fund LP and Passport Master Fund LP II beneficially own 2,620,833 shares of Series E preferred stock. However, according to a Schedule 13G, filed on February 14, 2006 by Passport Master Fund, LP, Passport Master Fund II, LP, Passport Holdings, LLC, Passport Management, LLC, Passport Capital, LLC and John Burbank, report beneficial ownership over 2,508,979 shares of Common Stock.

(9)	According to a Schedule 13D, dated as of June 13, 2005, filed by Peter Kellner (Mr. Kellner), Richmond I, LLC (Richmond LLC), and Richmond III, LLC (Richmond III), report beneficial ownership of 2,093,679 shares of Common Stock. Mr. Kellner is the managing partner of Richmond I and Richmond III and has voting and dispositive power over the shares owned by Richmond I and Richmond III.

(10)	Includes Series F warrants held by Richmond III to purchase 32,142 shares of Series F preferred stock convertible into 321,420 shares of Common Stock.

(11)	Includes 605,675 shares subject to the right of repurchase as of October 31, 2006, which lapses over time and 526,698 shares held by Mr. Ferrer’s spouse.

(12)	Consists of 1,301,428 shares subject to options exercisable within 60 days of October 31, 2006.

(13)	Includes 20,000 shares subject to the right of repurchase as of October 31, 2006, which lapses over time.

(14)	Consists of 231,250 shares subject to options exercisable within 60 days of October 31, 2006.

(15)	Includes 17,500 shares subject to the right of repurchase as of October 31, 2006, which lapses over time.

(16)	Consists of 231,250 shares subject to options exercisable within 60 days of October 31, 2006.

(17)	This amount is based on a Form 4 filed with the SEC on May 8, 2006. As a result of the termination of Mr. Zukerman’s employment with the Company on September 30, 2006, after this date Mr. Zukerman is not required to report certain transactions in the Company’s securities. As a result, this amount represents Mr. Zukerman’s beneficial ownership as of the date of such form. Consists of 25,000 shares subject to the right of repurchase as of October 31, 2006, which lapses over time.

(18)	Consists of 116,404 shares subject to options exercisable within 60 days of October 31, 2006

(19)	This amount is based on a Form 4 filed with the SEC on November 10, 2005. As a result of the termination of Mr. Serbinis’ employment with the Company on January 31, 2006, after this date Mr. Serbinis is not required to report certain transactions in the Company’s securities. As a result, this amount represents Mr. Serbinis’ beneficial ownership as of the date of such form.

(20)	Consists of 126,506 shares subject to options exercisable within 60 days of October 31, 2006.

(21)	Consists of 81,666 shares subject to options exercisable within 60 days of October 31, 2006.

(22)	Mr. Tinsley is a Managing Director of GA LLC and a general partner of GAPCO II. See footnote 3 above. Mr. Tinsley has no pecuniary interest in any of the securities owned by KG. Mr. Tinsley disclaims beneficial ownership of the securities described in footnote 3 above except to the extent of his pecuniary interest therein. The address of Mr. Tinsley is 2401 Pennsylvania Avenue, NW, Washington, D.C. 20037.

(23)	Includes 32,572,905 shares issuable upon the conversion of the Series D preferred stock, 8,376,957 shares issuable upon the conversion of the Series E preferred stock and exercise of a warrant to purchase 624,999 shares of Common Stock and the Series F Warrants which are convertible into 1,767,840 shares of Common Stock. See footnote 3 above. Mr. Tinsley disclaims beneficial ownership of the securities described in footnote 3 above except to the extent of his pecuniary interest therein. Also includes 93,333 shares subject to options exercisable within 60 days of October 31, 2006.

(24)	Consists of 61,353 shares subject to options exercisable within 60 days of October 31, 2006.

(25)	Consists of 71,458 shares subject to options exercisable within 60 days of October 31, 2006.

(26)	Represents shares held by Great Affluent Limited, which is an indirect wholly-owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc. of which Mr. Ip holds an interest of approximately 0.02%.

(27)	Includes 7,329,839 shares issuable upon the conversion of the Series E preferred stock held by Great Affluent Limited. See footnotes 4 and 26 above. Mr. Ip disclaims beneficial ownership of the securities described in footnotes 4 and 26 above except to the extent of his pecuniary interest therein. Also includes 39,270 shares subject to options exercisable within 60 days of October 31, 2006.

(28)	Includes shares beneficially owned by the directors, and executive officers as a group including the named executive officers and Messrs. Dew and Twohig. “Shares of common stock beneficially owned” includes an aggregate of 84,285 shares of Common Stock beneficially owned by Messrs. Dew and Twohig and “right to acquire ownership of common stock within 60 days of October 31, 2006” includes 166,996 shares subject to options exercisable within 60 days of October 31, 2006 held by Messrs. Dew and Twohig. Includes 2,353,918 shares subject to options exercisable within 60 days of October 31, 2006 held by the directors and named executive officers.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes all compensation earned by or paid to the Named Executive Officers for services rendered in all capacities to Critical Path during the fiscal years ended December 31, 2005, 2004, and 2003, if such officer was serving as an executive officer at any time during those fiscal years. The value of the restricted stock reported below is calculated using the closing price per share of our common stock on the date of grant and the purchase price paid by the executive officer. The value of the unvested restricted stock as of December 31, 2005 reported in the footnotes to the table below is calculated using $0.27, the closing price per share of our common stock on December 31, 2005 and the purchase price paid by the executive officer.

Summary Compensation Table for Last Three Fiscal Years

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)*		Restricted Stock Awards ($)		Securities Underlying Options
Mark J. Ferrer (1) Chairman of the Board of Directors and Chief Executive Officer	2005 2004	375,000 285,491		63,000 25,000		— 1,878,757	(2)	— 2,082,286

James A. Clark Executive Vice President and Chief Financial Officer	2005 2004	250,000 224,313		27,000 15,000		— 54,400	(3)(4)	— 370,000

Mark E. Palomba Executive Vice President, Worldwide Sales and Field Operations	2005 2004 2003	250,000 150,569		40,000 17,000		— 47,600	(3)(5)	— 370,000

Michael J. Zukerman Executive Vice President, General Counsel and Secretary (6)	2005 2004	250,000 250,000		22,500 18,654		— 68,000	(3)(7)	— 95,000

Menelaos (Michael) Serbinis Chief Technology Officer and EVP of Marketing (8)	2005 2004	270,675 305,418	(9) (9)	18,423 22,500	(9)	— 81,600	(3)(10)	— 20,000

*	Includes bonuses approved in March 2006 earned for services performed during 2005.

(1)	Mr. Ferrer joined Critical Path in March 2004 as the Chief Executive Officer. In May 2004, Mr. Ferrer accepted the position of Chairman of the Board of Directors.

(2)	707,368 shares of restricted stock vest 12.5% on September 29, 2004 and thereafter on a pro-rata quarterly basis over the ensuing fourteen fiscal quarters. 680,823 shares of restricted stock vest 12.5% on February 16, 2005 and thereafter on a pro-rata quarterly basis over the ensuing fourteen fiscal quarters. The number and value of all unvested restricted stock held by Mr. Ferrer on December 31, 2005 was 865,962 shares at $233,810.

(3)	The shares of restricted stock vest 25% six months following November 5, 2004, which was the date of grant, an additional 25% twelve months from the date of grant, an additional 25% eighteen months from the date of grant and the final 25% twenty-four months from the date of grant.

(4)	The number and value of all unvested restricted stock on December 31, 2005 was 40,000 shares at $10,800.

(5)	The number and value of all unvested restricted stock on December 31, 2005 was 40,000 shares at $9,450.

(6)	Mr. Zukerman’s employment with us ended on September 30, 2006.

(7)	The number and value of all unvested restricted stock on December 31, 2005 was 50,000 shares at $13,500.

(8)	Mr. Serbinis’ employment with us ended on January 31, 2006.

(9)

In 2004, we paid Mr. Serbinis a salary of 396,575 Canadian Dollars. The reported amount above is reflected in United States Dollars based on the historical average currency exchange rate (interbank rate) for 2004 of 0.77014. In 2005, we paid Mr. Serbinis a salary of 327,607 Canadian Dollars and a bonus of 22,298 Canadian Dollars. The reported amount above is reflected in United States Dollars based on the historical average currency exchange rate (interbank rate) for 2005 of 0.82622.

(10)	The number and value of all the unvested restricted stock on December 31, 2005 was 60,000 shares at $16,200.

Stock Options

We did not grant any stock options to our named executive officers in 2005. However, due to the significant decline in the Company’s share price (the exercise price of outstanding options held by its employees, consultants and directors was higher, in many cases significantly, than the current fair market value of the Company’s common stock), on May 31, 2006, the Company commenced a tender offer to Company employees, consultants and directors who, as of May 31, 2006, were actively employed by or providing services to the Company to exchange some or all of their outstanding options granted under the 1998 Stock Option Plan (the “1998 Plan”) and the 1999 Nonstatutory Stock Option Plan (collectively, the “Eligible Options”) for new options (the “New Options”) to purchase shares of common stock to be granted under the 1998 Plan. Each New Option issued as part of this exchange has an exercise price per share of $0.20 and has substantially the same terms and conditions as the Eligible Option cancelled in exchange, the details of which are set forth in the Form SC TO-I filed with the SEC on May 31, 2006.

The number of shares subject to the New Options received in exchange for a tendered Eligible Option depended on the per share exercise price in effect under the tendered option. If the exercise price per share of an Eligible Option was at least $0.19 but not more than $4.00, the number of shares subject to the New Option was the same as the number of shares subject to the tendered Eligible Option. If the exercise price per share of an Eligible Option was at least $4.01 but not more than $5.00, the number of shares subject to the New Option was determined by dividing the number of shares subject to the tendered Eligible Option by two, rounded down to the nearest whole number. If the exercise price per share of an Eligible Option was more than $5.01, the number of shares subject to the New Option was determined by dividing the number of shares subject to the tendered Eligible Option by five, rounded down to the nearest whole number.

The Company’s current executive officers participated in the tender offer and received New Options with an exercise price of $0.20 per share, which was equal to the fair market value of our Common Stock at the expiration of the tender offer, as follows:

Executive Officers	Eligible Options	Eligible Options Exercise Price	New Options
James A. Clark	350,000	$2.38	370,000
Executive Vice President and Chief Financial Officer	20,000	$0.65

Donald Dew	12,500	$172.00	75,875
Chief Technology Officer and Executive Vice President, Product	7,500	$202.00
Marketing	25,000	$4.36
	18,750	$3.52
	6,250	$4.52
	37,500	$3.12

Mark J. Ferrer	1,061,052	$2.11	2,082,286
Chief Executive Officer and Chairman of the Board	1,021,234	$0.60

Mark E. Palomba	350,000	$1.87	370,000
Executive Vice President, Worldwide Sales and Field Operations	20,000	$0.65

Executive Officers	Eligible Options	Eligible Options Exercise Price	New Options

Barry Twohig	3,750	$300.00	183,329
Executive Vice President, Engineering	6,250	$202.00
	12,500	$4.00
	25,000	$4.36
	18,750	$3.52
	1,176	$51.52
	9,375	$4.52
	112,500	$3.12
	20,000	$0.65
	36	$15.44
	246	$15.44
	334	$15.44
	176	$51.52

FISCAL YEAR END OPTION VALUES

The following table provides summary information concerning stock options held as of December 31, 2005 by each of the Named Executive Officers. None of our Named Executive Officers exercised options in 2005.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options($)(2)
Name			Exercisable	Unexercisable(3)	Exercisable	Unexercisable(3)
Mark J. Ferrer	—	—	2,082,286	—	—	—
James A. Clark	—	—	370,000	—	—	—
Mark E. Palomba	—	—	370,000	—	—	—
Michael J. Zukerman	—	—	218,078	—	—	—
Menelaos (Michael) Serbinis	—	—	377,125	—	—	—

(1)	The value realized is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at the time of exercise. For purposes of this table, fair market value is deemed to be $0.27 per share, the closing price of the Common Stock as reported on the OTC Bulletin Board on December 30, 2005. Calculations that result in a negative value are reflected as no value realized in the above table.

(2)	The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $0.27, the closing price of the Common Stock quoted on the OTC Bulletin Board on December 31, 2005, minus the exercise price.

(3)	On December 27, 2005, our Compensation Committee of our Board of Directors fully accelerated the vesting of all outstanding unvested stock options.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

Effective on March 29, 2004, we entered into an employment agreement with Mark J. Ferrer, our Chief Executive Officer and Chairman of the Board. Under the terms of the employment agreement, for 2005 we agreed to pay Mr. Ferrer a base salary of $375,000 per year with eligibility for a bonus ranging from 50% to 150% of his base salary upon achieving performance criteria to be set by the Board of Directors. In March 2006, the terms of Mr. Ferrer’s employment agreement were amended to increase his salary to $425,000 per year. We granted Mr. Ferrer two options to purchase an aggregate of 1,061,052 shares on March 29, 2004. These options vest (on an aggregate basis) 12.5% on September 29, 2004 and thereafter vest on a pro-rata monthly basis over the ensuing 42 months. Mr. Ferrer also received a grant of 707,368 shares of restricted stock, which vests 12.5% on September 29, 2004 and thereafter vests on a pro-rata quarterly basis over the ensuing fourteen quarters. After the completion of our rights offering in 2004, we granted Mr. Ferrer an additional option to purchase 1,021,234 shares of common stock and an additional 680,823 shares of restricted stock. The additional option and shares of restricted stock have the same vesting schedule as the option and restricted stock discussed above, respectively, but the vesting start date for the additional grants was six months from August 16, 2004, the date of the grants. If Mr. Ferrer is terminated under certain circumstances, he will receive acceleration of twelve months worth of vesting of all of his options. If we are acquired and Mr. Ferrer’s options are not assumed in the acquisition, his options will become immediately vested in full. If we terminate Mr. Ferrer without cause (as that term is defined in his employment agreement) or due to his disability or if Mr. Ferrer resigns as a result of an uncured constructive termination (as that term is defined in his employment agreement) (each of these scenarios is referred to as a Qualifying Termination in Mr. Ferrer’s employment agreement), Mr. Ferrer is entitled to the following severance benefits: (i) twelve monthly payments that in the aggregate equal (a) his base salary plus (b) a pro-rata payment (based on the number of days Mr. Ferrer served as Chief Executive Officer in the fiscal year of termination) of Mr. Ferrer’s actual bonus, if any, paid to him for the fiscal year prior to termination;

(ii) continuation of group health benefits for up to twelve months following termination; and (iii) twelve months of accelerated vesting of Mr. Ferrer’s unvested restricted shares. If a Qualifying Termination occurs within twelve months following a change in control of Critical Path or within three months before a Change of Control, then in lieu of the benefits described above, Mr. Ferrer will be offered the following: (i) a single cash payment in an amount equal to 1.5 times his base salary; (ii) continuation of medical benefits for up to eighteen months; and (iii) accelerated vesting of (a) the greater of 75% or twelve months of unvested restricted shares or (b) twelve months of accelerated vesting of Mr. Ferrer’s unvested stock options.

We entered into an employment agreement with James A. Clark, our Executive Vice President, Chief Financial Officer on February 2, 2004. Under the terms of Mr. Clark’s employment agreement, in 2005 Mr. Clark was entitled to a base salary of $250,000 per year subject to an increase, once the Company is profitable on an EBITDA basis, to $300,000 and was eligible for a bonus of up to 30% of his base salary. In March 2006, the terms of Mr. Clark’s employment agreement were amended to increase his salary to $275,000 per year. We granted Mr. Clark an option to purchase 350,000 shares, which vests over four years with 12.5% vesting six months after Mr. Clark commenced his employment and 1/48th vesting in equal monthly installments thereafter. Under the terms of his employment agreement, in the event Mr. Clark is terminated without cause or Mr. Clark terminates his employment for good reason within 6 months following a change of control (each term as defined in his employment agreement), all of his unvested shares will automatically become vested. If we terminate Mr. Clark other than for cause (as defined in his employment agreement), Mr. Clark is entitled to twelve months of his then current base salary.

We entered into an employment agreement with Mark E. Palomba, our Executive Vice President, Worldwide Services and Support and Executive Vice President Asia Pacific on May 17, 2004. Under the terms of Mr. Palomba’s employment agreement, in 2005 Mr. Palomba was entitled to a base salary of $250,000 per year and was eligible for a bonus of up to $125,000. In March 2006, in connection with his appointment in January 2006 to Executive Vice President, Worldwide Sales and Field Operations, the terms of Mr. Palomba’s employment agreement were amended to increase his salary to $300,000 per year and to increase his sales commission potential to $200,000 if 100% of the Company’s financial performance and his sales targets are attained. We granted Mr. Palomba an option to purchase 350,000 shares, which vests over four years with 12.5% vesting six months after Mr. Palomba commenced his employment and 1/48th vesting in equal monthly installments thereafter. Under the terms of his employment agreement, in the event Mr. Palomba is terminated without cause or Mr. Palomba terminates his employment for good reason within 6 months following a change of control (each term as defined in his employment agreement), all of his unvested shares will automatically become vested. If we terminate Mr. Palomba other than for cause (as defined in his employment agreement), Mr. Palomba is entitled to twelve months of his then current base salary and continuation of group health benefits for nine months following termination.

We entered into an employment agreement with Michael J. Zukerman, our Executive Vice President, General Counsel and Secretary, on June 11, 2001, which was amended on December 20, 2002 and December 23, 2003. Under the terms of Mr. Zukerman’s amended employment agreement, for Mr. Zukerman was entitled to a base salary of $250,000 per year. In March 2006, the terms of Mr. Zukerman’s employment agreement were amended to increase his salary to $275,000 per year. Mr. Zukerman’s employment with us ended voluntarily on September 30, 2006.

In January 2000, we entered into an employment agreement with Menelaos (Michael) Serbinis, our Chief Technology Officer and EVP of Marketing that provided for the terms of his employment with us. In 2001, we agreed that if Mr. Serbinis were to be involuntarily terminated within twelve months following a change in control, all of Mr. Serbinis’ options would become immediately vested. Mr. Serbinis’ employment with us ended voluntarily on January 31, 2006.

In January 2000, we entered into an employment agreement with Barry Twohig, our current Executive Vice President, Engineering, that provided for the terms of his employment with us. In 2003, we agreed that if Mr. Twohig were to be involuntarily terminated within twelve months following a change in control, all of Mr. Twohig’s options would become immediately vested.

TRANSACTIONS WITH RELATED PARTIES

Severance Agreement

In connection with the termination of Patrick Tracy Currie’s employment as Executive Vice President, Operations & General Manager, Hosted Services, we entered into a Severance Agreement and Release of Claims with him. Under the terms of that agreement, Mr. Currie’s termination was to be effective as of January 2, 2005. We agreed to pay Mr. Currie $125,000, less $13,000 for amounts that we previously paid as a security deposit on behalf of Mr. Currie in connection with Mr. Currie’s rental property. If Mr. Currie successfully transitioned his responsibilities to others prior to his departure, we agreed to grant him an option to purchase 20,000 shares of our common stock that would be fully vested at the time of grant. We granted Mr. Currie this option in 2005.

Loans to Officers

During 2001 and in connection with his employment agreement, we made a loan and held a note receivable from David C. Hayden, our former Executive Chairman, totaling $1.5 million. Mr. Hayden’s note and loan agreement were amended in February 2002 to increase the amount to $1.95 million. As amended in 2002, Mr. Hayden’s full recourse note accrued interest at the rate of 6.75% per annum and provided that it may be forgiven upon the achievement of a performance-based milestone whereby a change of control event occurs with consideration received by the shareholders in excess of $10.00 per share. Mr. Hayden’s loan was initially due and payable on August 13, 2004; provided, however, if his employment was terminated without cause or he resigned for good reason, the due date would be extended for two years. Interest payments are due and payable on August 13th of each year that the loan is outstanding. Mr. Hayden terminated his employment and resigned from the Board in May 2002. As of December 31, 2005, there was $2.6 million outstanding in principal and accrued interest.

Investment Transactions

In December 2004, we received aggregate proceeds of $11.0 million from a group of investors, including General Atlantic Partners 74, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P. and GAPCO GmbH & Co. KG, which entities are associated with Tom Tinsley, one of our current directors, and Cheung Kong (Holdings) Limited and its affiliated entities (collectively with certain of its other affiliates, “Cheung Kong”), which entities are associated with Edmond Ip Tak Chuen, one of our current directors, and Richmond III, LLC (an affiliate of Peter Kellner), each of which was a current shareholder of Critical Path, in exchange for promissory notes issued in the aggregate principal amount of $11.0 million and warrants to purchase an aggregate of 235,712 shares of Series F redeemable convertible preferred stock (Series F preferred stock). In connection with the note and warrant purchase agreement that we entered into with these investors, we had an option to issue an additional $7.0 million in principal of these promissory notes and additional warrants to purchase 149,998 shares of Series F preferred stock. In March 2005, we issued the remaining $7.0 million of these notes and the warrants. The promissory notes accrue interest at a rate of 13.9% per annum, however, we are not obligated to make interest payments on the notes prior to their maturity date of December 30, 2007. The notes are due and payable on the earlier to occur of the maturity date on December 30, 2007, when declared due and payable upon the occurrence of an event of default, or a change of control of Critical Path. The warrants are exercisable for Series F preferred stock at a per share purchase price of $14.00 per share, which is equivalent to $1.40 per share on a common equivalent basis.

The Series F preferred stock issuable upon exercise of the warrants described above will rank equally with the Series E preferred stock, and will rank senior to all other capital stock with respect to rights on liquidation, dissolution and winding up. The Series F preferred stock will accrue dividends at a simple annual rate of 5  3/4% of the purchase price of $14.00, whether or not declared by our board of directors. The holders of Series F preferred stock will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series F preferred stock, the issuance of any equity security ranking senior to the Series F preferred stock and the redemption of or payment of a dividend in respect of any junior security. At any time, holders of

Series F preferred stock may elect to convert their Series F preferred stock into shares of common stock. As of December 31, 2005, no shares of Series F preferred stock were outstanding and warrants to purchase 385,710 shares of Series F preferred stock were outstanding.

Indemnification

Our articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

REPORT OF THE COMPENSATION COMMITTEE

The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company’s compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

•	The Company pays its employees competitively. The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based in part on this review.

•	The Company compensates and incentivizes employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

•	The Company strives for fairness in the administration of pay. The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

•	The Company believes that employees, including executive officers, should understand the performance evaluation and pay administration process. The process of assessing an employee’s performance is as follows: (i) at the beginning of the performance cycle, the evaluating manager and the employee, or the Compensation Committee and the executive officer, set and agree upon objectives and key goals; (ii) the evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals; (iv) the evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on salary and, if applicable, stock incentives.

Compensation Elements

The Company has had a successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The elements of compensation are:

•	Cash-Based Compensation

Salary

The Company establishes salary ranges for employees, including executive officers, by reviewing the aggregate of base salaries for competitive positions in the market. The Company uses salary survey data and generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer at, above or below the midpoint, according to that officer’s overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer’s performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

Bonuses

For the fiscal year 2005, the Compensation Committee awarded cash bonuses to the Chief Executive Officer and other executive officers of the Company. The bonus awards were determined based on the actual performance of the Company during the fiscal year 2005 as measured against certain performance objectives. During 2005, certain other employees of the Company received bonus payments either discretionary in nature or in connection with their individually negotiated commission plans or their employment and termination agreements.

•	Equity-Based Compensation

Stock Incentive Program

The purpose of the Company’s stock incentive program is to provide additional incentives to employees to work towards maximizing shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective with a goal of contributing to overall shareholder value.

Chief Executive Officer Compensation

Mark J. Ferrer has served as the Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman of the Board since February 2005. The Compensation Committee used the same overall compensation policy described above for all employees to determine the compensation package for our chief executive officer, which includes both cash- and equity-based compensation. In setting the parameters of the compensation package, the Compensation Committee made an overall assessment of the Chief Executive Officer’s leadership and achievement in reaching the Company’s long-term strategic and business goals.

COMPENSATION COMMITTEE

Ross M. Dove

Frost R.R. Prioleau

Tom Tinsley

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S. companies) Index and the S&P Internet Software & Services Index. The period shown commences on December 31, 2000 and ends on December 31, 2005, the end of the Company’s last fiscal year. The graph assumes an investment of $100 on December 31, 2000, and the reinvestment of any dividends. The interim investment points show the value of $100 invested on December 31, 2000 as of the end of each year between 2001 and 2005.

The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CRITICAL PATH, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P INTERNET SOFTWARE & SERVICES INDEX

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Last Trading Day	12/00	12/01	12/02	12/03	12/04	12/05
CRITICAL PATH, INC.	100.00	8.91	1.66	1.08	1.20	0.22
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
S & P INTERNET SOFTWARE & SERVICES	100.00	68.84	63.45	175.29	292.45	304.09

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any of these filings; nor shall the report or graph be incorporated by reference into any future filings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent registered public accountants for ratification by the shareholders at the Annual Meeting. On September 15, 2006, the Audit Committee of the Board of Directors approved the dismissal of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal year 1999 through fiscal year 2005, and approved the engagement of Burr, Pilger & Mayer LLP to serve as the Company’s principal independent registered accounting firm to audit the Company’s financial statements for the year ending December 31, 2006, effective immediately.

PricewaterhouseCoopers LLP’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2005 and 2004 and through September 15, 2006, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to them in their reports on the Company’s financial statements for such years. During the fiscal years ended December 31, 2005 and 2004 and through September 15, 2006, except as noted below, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In the Item 4 section of the Company’s Form 10-Q for the quarter ended June 30, 2006 and in the Item 9A section of the Company’s Form 10-K for the year ended December 31, 2005, management of the Company indicated that its controls were not effective and disclosed the existence of four material weaknesses in internal controls as of June 30, 2006 and 2005, March 31, 2006 and 2005, September 30, 2005 and December 31, 2005. The material weaknesses are as follows: (1) Lack of expertise and resources to analyze and apply generally accepted accounting principles to significant non-routine transactions; (2) Inadequate controls over period-end financial reporting processes; (3) Inadequate segregation of duties; and (4) Inadequate controls over access to financial applications and data.

Please refer to the Item 9A section of the Company’s Form 10-K for the year ended December 31, 2005 for a description of the management’s remediation initiatives for the four material weaknesses described above. The Company has authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Burr, Pilger & Mayer LLP concerning the subject matter of each of the four material weaknesses described above.

A copy of PricewaterhouseCoopers LLP’s letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements, dated September 19, 2006, was filed as Exhibit 16.1 to the related Current Report on Form 8-K filed with the SEC on September 21, 2006. In addition, the Company provided PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP with a copy of this proxy statement prior to its filing with the SEC.

Prior to their engagement, the Company had no consultations or discussions with Burr, Pilger & Mayer LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of opinion that might be rendered by them on our financial statements or any matter that was either the subject of a disagreement with PricewaterhouseCoopers LLP or a reportable event. Further, prior to their engagement, the Company received no oral or written advice of any kind from Burr, Pilger & Mayer LLP.

Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

Shareholder ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Burr, Pilger & Mayer LLP to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees for professional services billed by PricewaterhouseCoopers LLP, the Company’s former independent registered public accounting firm, in connection with their audit of the Company’s consolidated financial statements, their audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of the consolidated financial statements included in its quarterly reports on Form 10-Q and related statutory and regulatory filings were:

Fiscal year ended December 31:
2005 (of which $462,900 was billed at December 31, 2005)	$1,218,400
2004	$1,916,000

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of their audit and review of the Company’s financial statements that are not included in the “audit fees” above were:

Fiscal year ended December 31:
2005 (of which $0 was billed at December 31, 2005)	$181,000
2004	$—

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax compliance, tax advice and tax planning were:

Fiscal year ended December 31:
2005	$188,634
2004	$183,903

These professional service fees billed by PricewaterhouseCoopers LLP related to tax compliance work for domestic and international tax filings, consultation on sales, use and franchise tax filings and audits, and consultation on foreign statutory compliance.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP for any other products and services not included in “audit fees,” “audit-related fees,” and “tax fees.”

Pre-Approval Policies and Procedures

The Audit Committee charter and SEC rules require the Audit Committee, or a committee of the Audit Committee, to pre-approve the provision of all auditing and non-audit services to the Company and its subsidiaries by its independent registered public accounting firm and all audit and non-audit engagement fees and terms. The Audit Committee must also pre-approve the engagement of non-audit services to be performed by other certified public accounting firms that are not the Company’s independent registered public accounting firm. In connection with the approval of non-audit services, the Audit Committee must consider whether the independent registered public accounting firm’s performance of any non-audit services is compatible with the independence of its auditors. In fiscal year 2005, the Audit Committee pre-approved 100% of the services performed by the Company’s independent registered public accounting firm relating to “audit-related fees,” “tax fees,” and “all other fees.”

Vote Required

A majority of affirmative votes cast by holders of the shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Burr, Pilger & Mayer LLP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote in favor of the ratification of Burr, Pilger & Mayer LLP as the company’s independent registered public accountants.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares for the ratification of Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in June 2002 and January 2004. All of the members of the Audit Committee are independent as defined by the Company’s standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2005.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took several steps in making this recommendation for 2005, including, discussing with PricewaterhouseCoopers LLP, the Company’s independent registered accountants for that fiscal year, those matters the independent registered public accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

The members of the Audit Committee have reviewed and approved the Officer’s Report on Corporate Governance Policies included as Appendix A to this Proxy Statement.

In addition, the Audit Committee has discussed with the Company’s independent registered public accountants their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants’ independence, and assisted the Audit Committee in evaluating such independence.

Finally, the Audit Committee reviewed and discussed, with the Company’s management and the independent accountants, the Company’s audited consolidated balance sheet at December 31, 2005 and December 31, 2004 and consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2005. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereto and irrespective of any general incorporation language contained in such filing.

statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

Ross Dove

Michael J. Shannahan

Peter L. S. Currie2

Frost R.R. Prioleau3

[2]	Mr. Currie was appointed to the Audit Committee on November 17, 2004 and served on the Audit Committee until his resignation from the Board of Directors effective September 8, 2005. Accordingly, Mr. Currie participated in the activities described in this report during these dates.
[3]	Appointed to the Audit Committee on October 27, 2005. Accordingly, Mr. Prioleau did not participate in the activities described in this report occurring prior to this date.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2007 must be received by the Secretary of the Company by July 16, 2007, to be included in the proxy statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time are considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the one-year anniversary of the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting, or July 16, 2007.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

The Company’s 2005 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of the exhibits to the Annual Report on Form 10-K but will charge a reasonable fee per page to any requesting shareholder. Shareholders of record may make such request in writing to the Company at 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael A. Plumleigh, Secretary. The request must include a representation by the shareholder that as of November 9, 2006, the shareholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

Dated: November 16, 2006

APPENDIX A

CRITICAL PATH, INC.

(a California corporation)

November 16, 2006

OFFICER’S REPORT ON CORPORATE GOVERNANCE POLICIES

I, Michael A. Plumleigh, in my capacity as Secretary of Critical Path, Inc. (the “Company”), provide the following report to the members of the Audit Committee as required by the Order and Final Judgment entered December 9, 2003 in the matter entitled In Re Critical Path, Inc. Derivative Litigation (the “Order and Final Judgment”):

I have reviewed Exhibit A to the Order and Final Judgment and I hereby inform you that the Company has performed all the covenants and conditions contained in Exhibit A required to be performed by it.

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

A-1

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on December 13, 2006

The undersigned hereby appoints Mark J. Ferrer, James A. Clark and Michael A. Plumleigh, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California on December 13, 2006 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1 regarding the election of directors, FOR Proposal 2 as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan:

☐ FOR ALL NOMINEES                                     ☐ WITHHELD FROM ALL NOMINEES

☐ FOR ALL NOMINEES, EXCEPT AS NOTED BELOW

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants for the 2006 fiscal year:

☐ FOR                                 ☐ AGAINST                                 ☐ ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof.

Dated: __________________________, 2006

___________________________________________

___________________________________________

___________________________________________

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.